Exhibit 99.1

MORGAN STANLEY COMMITS $250 MILLION TERM LOAN TO SIRIUS

NEW YORK - June 5, 2007 — SIRIUS Satellite Radio (NASDAQ: SIRI) today announced that it has obtained a $250 million senior secured term loan commitment from Morgan Stanley Senior Funding, Inc.

The facility will mature in five and one-half years and have covenants substantially similar to those under the Company’s existing 9 5/8% Senior Notes. The proceeds will be used for general corporate purposes. Morgan Stanley is acting as the sole lead arranger and has committed to provide the entire principal amount of the facility, subject to customary closing conditions.

“This transaction takes advantage of favorable market conditions and significantly strengthens our balance sheet,” said David Frear, EVP and CFO of SIRIUS.

About SIRIUS

On February 19, 2007 SIRIUS and XM Satellite Radio entered into a merger agreement to combine the companies’ businesses. Boards of both companies have approved the merger. The completion of the merger is subject to various closing conditions, including obtaining the approval of stockholders and XM’s stockholders and receiving certain regulatory and anti-trust approvals, including from the Federal Communications Commission (FCC) and the Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

SIRIUS believes that its merger with XM will close by the end of 2007. Support for the transaction continues to grow; numerous organizations have come out to voice their support at the FCC, including the National Black Chamber of Commerce, the Latino Coalition, the League of United Latin American Citizens, the League of Rural Voters, the National Taxpayers Union, the National Consumer League, Women Involved in Farm Economics and Women Impacting Public Policy.

SIRIUS, "The Best Radio on Radio," delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by- play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep(R), Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 and in the Form 10-Q for the period ending March 31, 2007 filed with the Securities and Exchange Commission. Among the significant factors that could cause our actual results to differ materially from those expressed are: our pending merger with XM Satellite Radio Holdings, Inc. ("XM"), including related uncertainties and risks and the impact on our business if the merger is not completed; any events which affect the useful life of our satellites; our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming providers; and our competitive position versus other audio entertainment providers.

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G-SIRI

INVESTOR RELATIONS CONTACT:

Paul Blalock
SIRIUS
212 584 5174
pblalock@siriusradio.com

Hooper Stevens
SIRIUS
212 901 6718
hstevens@siriusradio.com